Exhibit (a)(23)


          TEXAS  UTILITIES  COMPANY
          ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201 .
          (214) 812-4600                                             NEWS
                                                                    RELEASE
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                      TEXAS UTILITIES OFFER FOR THE ENERGY GROUP

               DALLAS, TEXAS - APRIL 30, 1998 - Texas Utilities Company (NYSE:TXU) notes the announcement today by PacifiCorp that it has decided not to increase its current offer for The Energy Group PLC (NYSE/LSE:TEG) and that PacifiCorp intends to allow its offer to lapse on the next closing date, May 5, 1998.

               Texas Utilities is pleased that its higher offer for The Energy Group has prevailed and looks forward to welcoming all Energy Group employees to the Texas Utilities System.

               Erle Nye, chairman and chief executive of Texas Utilities said, "The addition of The Energy Group is a key step in implementing Texas Utilities' multi-regional strategy. The acquisition is expected to be earnings and cash flow enhancing in the first complete year following completion of the acquisition and provides Texas Utilities with a significant and integrated presence in three key liberalizing energy markets - the United States, the United Kingdom and Australia. We look forward to working with The Energy Group to continue its excellent record of serving its customers."

               The above statement in relation to earnings should not be interpreted to mean that the future earnings per share of Texas Utilities, as enlarged by the acquisition of The Energy Group, will necessarily be greater than the historical published earnings per share of Texas Utilities.

               The last day on which the Texas Utilities offer may be declared unconditional is now May 19, 1998. HOLDERS OF ENERGY GROUP SHARES ARE NOW URGED TO ACCEPT THE TEXAS UTILITIES OFFER AS SOON AS POSSIBLE. The first settlement of consideration under the Texas Utilities Offer will be made within 14 days of the date on which the Texas Utilities Offer becomes or is declared wholly unconditional in respect of acceptances received complete in all respects by such date.

               The Texas Utilities Offer is 840 pence (US $14.03) in cash for each Energy Group Share and L33.60 per American Depositary Share (ADS) (US $56.12). Subject to the details set out in the Offer document dated March 10, 1998, holders of Energy Group Securities who validly accept the Texas Utilities Offer may elect to receive, instead of cash consideration of all (but not part) of their Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), that number of New Texas Utilities Shares with a value (the "Share Alternative Value") equal to 865 pence (US $14.45) for each Energy Group share and L34.60 (US $57.80) per ADS based on the average of the closing prices of shares of Texas Utilities Common Stock on the NYSE for the 20 consecutive dealing days ending the day (the "Calculation Day") falling three dealing days prior to the date on which, in the absence of unforeseen circumstances, TU Acquisitions intends to declare the Texas Utilities Offer unconditional in all respects.

               As soon as practicable after the Share Alternative Ratio has been calculated, and in any event no later than 3:00 p.m. (London time), 10:00 a.m. (New York City time) on the dealing day immediately following the Calculation Day, TU Acquisitions will announce the Share Alternative Ratio and state that, in the absence of unforseen circumstances, it intends to declare the Texas Utilities Offer unconditional in all respects on the date falling two dealing days following such announcement. During such two dealing day period, persons who have tendered their Energy Group Securities will continue to be entitled to withdraw their acceptance and, at any time before the end of that period or the Subsequent Offer Period, may re-tender their Energy Group Securities under either the cash or limited share alternative using a new Acceptance Form (which they may obtain from the United Kingdom Receiving Agent or the US Depositary).

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                      - E N D -



          FOR ADDITIONAL INFORMATION
              CONTACT:                  DAVID ANDERSON   OR   TIM HOGAN
                                        214/812-4641          214/812-2756
                                        DANDERSON@TU.COM      THOGAN@TU.COM

          MEDIA:                        JIM LAWRENCE          214/812-4073
                                        RAY GRANADO           214/812-4087